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                                                                    Exhibit C(6)

                                                              May 25, 2001
The Northwestern Mutual Life Insurance Company
720 East Wisconsin
Milwaukee, WI 53202

Gentlemen:

         This opinion is furnished in connection with Post-Effective Amendment No. 7 to the Registration Statement on Form S-6, Registration No. 33-89188, of Northwestern Mutual Variable Life Account. The prospectus included in Post-Effective Amendment No. 7 ("Prospectus") describes the Variable CompLife insurance policies to be issued in connection with the Account ("Policies"). The Policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:

1. The illustrations of cash values and death benefits included in Exhibit A(5)(I) of the Registration Statement, as amended, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies and current dividend scale and experience. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for male age 35, than to prospective purchasers of Policies for a male at other ages or for a female.

2. With respect to the charge of 1.25% of premiums for federal income taxes measured by premiums, described on page 12 of the Prospectus,

         (a) the charge is reasonable in relation to the issuer's increased federal tax burden under Section 848 of the Internal Revenue Code of 1986;

         (b) the targeted rate of return (9%) used in calculating the charge is reasonable; and

         (c) the factors taken into account in determining such targeted rate of return are appropriate.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

                                                Sincerely,

                                                WILLIAM C. KOENIG

                                                William C. Koenig
                                                Senior Vice President
                                                 and Chief Actuary